Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, dated November 22, 2016, is made by and between Janus Management Holdings Corporation (the “Company”) and Jennifer McPeek (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of the Company to foster the continued employment of key personnel; and

WHEREAS, the Company recognizes that the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among employees, may result in the departure or distraction of key personnel to the detriment of the Company; and

WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key personnel, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.                                      Defined Terms. The definitions of capitalized terms used in this Agreement not otherwise defined herein are provided in the last Section hereof.

2.                                      Term of Agreement. The Term of this Agreement shall commence on the date hereof and shall continue in effect through September 30, 2017; provided, however, that if a Potential Change in Control shall have occurred or exists during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which the consummation of the resulting Change in Control occurs.  Notwithstanding anything herein to the contrary, the Term of the Agreement shall immediately terminate if the definitive agreement giving rise to the Potential Change in Control terminates for any reason or the resulting Change in Control is not consummated for any reason.

3.                                      Compensation Other Than Severance Payments.

3.1                               If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive (1) the Executive’s base salary through the Date of Termination, (2) any incentive compensation with respect to the prior calendar year earned but unpaid as of the Date of Termination, (3) the Executive’s Pro-Rata Incentive Compensation, and (4) all amounts and benefits accrued but unpaid as of the Date of Termination as provided under any benefit plan or program of the Company.  For purposes of the prior sentence, “Pro-Rata Incentive Compensation” shall mean an amount equal to the regular annual bonus compensation earned by the Executive in respect of the calendar year ending prior to the Date of Termination (excluding any Change of Control related bonus, retention or other special payments), pro-rated for the calendar year that includes the Date of Termination through the Date of Termination.  Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements (excluding severance) as in effect immediately prior to the Date of Termination.

4.                                      Severance Payments.

4.1                               Subject to the provisions of Appendix A attached hereto, if the Executive’s employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then, the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 4.1, in addition to any payments and benefits to which the Executive is entitled under Section 3 hereof or otherwise under applicable law.

(A)                               In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to 1.5 times the Executive’s base salary as of the Date of Termination plus 1.5 times the Executive’s annual cash bonus earned with respect to the calendar year ending prior to the Date of Termination.  If the Executive was not employed by the Company for the full calendar year that ended prior to Date of Termination, then for purposes of calculating the annual cash bonus payment under this Section 4.1(A), the Executive’s guaranteed annual cash bonus or target annual cash bonus (as applicable) will be utilized; provided, that if neither such annual cash bonus figure is available, then the Chief Executive Officer of the Parent shall make a reasonable determination as to the applicable annual cash bonus amount to be used to calculate the annual cash bonus payment under this Section 4.1(A).  Subject to the provisions of Section 16, the payment provided in the Section 4.1(A) shall be made no later than thirty (30) business days following the Date of Termination.

(B)                               The Company will make available to the Executive three (3) months of outplacement service at no cost to the Executive through a provider of such services selected by the Company.

4.2                               Limitation on Benefits.  In the event that any payment or benefit received or to be received by the Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, would be subject (in whole or in part) to any excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the terms and conditions of Appendix A shall apply.

4.3                               No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 4 hereof. Further, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

5.                                      Successors; Binding Agreement.

5.1                               In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

5.2                               This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

6.                                      Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive’s signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Janus Management Holdings Corporation
151 Detroit Street
Denver, Colorado 80206
Attn.: General Counsel

7.                                      Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company, provided, however, that the Company may amend the Agreement in a manner reasonably intended to avoid the acceleration of tax and the possible imposition of penalties under Section 409A of the Code. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.                                      Entire Agreement.  This Agreement (including Appendix A) supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive’s employment with the Company is terminated on or following a Change in Control.

9.                                      Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.

10.                               Withholding.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

11.                               Survival.  The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Section 4 hereof) shall survive such expiration.

12.                               Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.                               Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.                               Settlement of Disputes. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Company and shall be in writing. Any denial of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.

15.                               Arbitration.  The Company and the Executive hereby agree and mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between the parties and any dispute as to the arbitrability of a matter under this Section 15 (collectively, “Disputes”); provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement.  All Disputes shall be resolved exclusively by arbitration  conducted in Denver, Colorado and administered by JAMS under its Employment Arbitration Rules and Procedures then in effect.  Each party to any Dispute shall pay its own expenses, including attorneys’ fees; however, the Company shall pay all costs and fees that the Executive would not otherwise have been subject to pay if the claim had been resolved in a court of law (e.g., the fees of the arbitrator).  The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in court, including, but not limited to, general, special, and punitive damages, injunctive relief, costs and attorney fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies.  The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law.  Any judgment or award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered or enforced in any court having jurisdiction thereof.  Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

16.                               Section 409A.  Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement, unless the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. If current or future regulations or guidance from the Internal Revenue Service dictates, or the Company’s counsel determines that, any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid within five (5) business days after the date that is six months following the Executive’s termination of employment (or upon the Executive’s death, if earlier).

17.                               Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A)                               “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(B)                               “Board” shall mean the Board of Directors of the Parent.

(C)                               “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure (1) resulting from the Executive’s incapacity due to physical or mental illness or (2) occurring after the issuance of a notice of termination for Good Reason by the Executive) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Company; (ii) the willful engaging by the Executive in conduct which is significantly injurious to the Company, monetarily or otherwise; or (iii) a willful or reckless violation by the Executive of a material legal or regulatory requirement. For purposes of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

(D)                               A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred, provided, such event occurs as a result of the consummation of transactions contemplated by a definitive agreement that constitutes a Potential Change in Control:

(1)                                 A change in the composition of the Board such that the individuals who, as of the effective date of this Agreement, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the

Board subsequent to the effective date hereof, whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(2)                                 Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent or the acquisition of the assets or stock of another entity (“Business Combination”); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding shares of common stock of the Parent (“Outstanding Parent Common Stock”) and outstanding voting securities of the Parent entitled to vote generally in the election of directors (“Outstanding Parent Voting Securities”) immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Parent or all or substantially all the Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, as the case may be, (B) no Person (other than the Parent or any employee benefit plan (or related trust) of the Parent or the corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination; and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or

(3)                                 The approval by the stockholders of the Parent of a complete liquidation or dissolution of the Parent.

(E)                                “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(F)                                 “Company” shall mean Janus Management Holdings Corporation collectively with its Affiliates, and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(G)                               “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after notice of termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), or (ii) if the Executive’s employment is terminated for any other reason, the date specified in the notice of termination (which, other than a termination by the Company for Cause, shall not be less than thirty (30) days from the date such notice of termination is given).

(H)                              “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(I)                                   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(J)                                   “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent which specifically references this Agreement) after any Change in Control of any one of the following acts by the Company (or failures by the Company to act):

(1)                                 a material negative change in the nature, status or scope of the Executive’s responsibilities from those in effect immediately prior to the Change in Control; provided, however, that no such material negative change shall be deemed to have occurred as a result of Executive’s title change to Chief Operating and Strategy Officer of the business to be known as Janus Henderson Global Investors plc (following the closing of the transactions contemplated by a definitive agreement that constitutes a Potential Change in Control) and any related changes to Executive’s reporting relationship, duties, and responsibilities;

(2)                                 a material negative change in the Executive’s base salary as in effect immediately prior to the Change in Control; or

(3)                                 the relocation of the Executive’s principal place of employment from the Executive’s principal place of employment immediately prior to the Change in Control to a location that results in an increase in Executive’s daily commute of more than 40 miles in one direction;

provided, however, that (I) the Executive notifies the Company in writing of the circumstances giving the Executive the right to terminate for Good Reason within 30 days of the existence of such circumstances, (II) the Company fails to cure such circumstances within 30 days after receipt of such notice, and (III) the Executive then terminates the Executive’s employment within 30 days of such failure to cure.  If the Executive does not timely do so, the right to terminate for Good Reason shall lapse and be deemed waived with respect to those circumstances.

(K)                               “Parent” shall mean Janus Capital Group Inc.

(L)                                “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(M)                            “Potential Change in Control” shall be deemed to have occurred if the Parent enters into or has already entered into a definitive agreement in connection with a merger between Parent and Henderson Group plc (or an affiliate thereof), the consummation of which would result in the occurrence of a Change in Control.

(N)                               “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

JANUS MANAGEMENT HOLDINGS CORPORATION

By:	/s/Richard M. Weil
	Name:	Richard M. Weil
	Title:	President

/s/ Jennifer McPeek
Jennifer McPeek

Address:

APPENDIX A

“Golden Parachute Payments” Under Section 280G

1.                                      Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment), whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the “Total Payments”), would be subject (in whole or part) to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the  Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

2.                                      In the case of a reduction in the Total Payments pursuant to preceding paragraph, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata; provided, however, that the Executive may elect (prior to receiving any payment) to have the non-cash benefits reduced (or eliminated) prior to any reduction of the cash payments.

3.                                      For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Change in Control, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of

Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

4.                                      At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).